Exhibit 10.21

January 10, 2019

Mr. Simon Allen

16870 Camino Lago de Cristal

Rancho Santa Fe CA 92067

Re:	Stock Option Agreement

Dear Simon,

Reference is made to that certain Stock Option Grant Notice and Agreement, dated March 7, 2016 (the “Option Agreement”), by and between you and CohBar, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein shall have the meanings given to them in the Option Agreement unless otherwise specified.

This letter agreement (“Letter Agreement”) sets forth our mutual agreement regarding the stock options subject to the Option Agreement in relation to your separation from employment with the Company, effective December 6, 2018. Your signature in the space provided at the end of this letter indicates that you have read this letter and acknowledge and agree to the matters set forth herein. The effectiveness of this Letter Agreement is expressly conditioned on the effectiveness of the Separation Agreement (the “Separation Agreement”) contemplated to be executed by you as a condition to receipt of certain termination benefits under the Executive Employment Agreement, dated March 7, 2016, between you and the Company. This letter agreement shall have no force or effect unless and until the Separation Agreement becomes effective in the manner set forth therein.

1. Option Vesting. Upon the effectiveness of the Separation Agreement and this Letter Agreement, 1,061,239 shares subject to the Option Agreement will be vested and exercisable (the “Vested Options”).

2. Cashless Exercise. Subject to the restrictions provided herein and the terms of the Option Agreement and Plan, you may pay the exercise price for any vested options you elect to exercise (the “Exercised Options”) via a broker-assisted cashless exercise program under which, prior to the issuance of the shares underlying the Exercised Options (the “Option Shares”), you provide the Company and a mutually agreed broker with irrevocable instructions to immediately sell a number of Option Shares sufficient to generate proceeds at least equal to the aggregate exercise price of the Exercised Options, and to remit directly to the Company from such sales proceeds an amount equal to the aggregate exercise price of the Exercised Options.

3. Time for Exercise. Notwithstanding Section 8(b) of the Option Agreement, the term for exercise of the Vested Options shall expire on March 6, 2020.

4. Restrictions on Sale of CohBar Securities.

(a) In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you agree that, without the prior written consent of the Company:

(i)	you shall not engage in any Sale Transaction (as defined below) on or prior to March 6, 2019;

1455 Adams Drive	Menlo Park, CA 94025

(ii)	during the three month period beginning on March 7, 2019 and ending on June 6, 2019, you shall not engage in Sales Transactions with respect to greater than 265,310 shares of the Company’s common stock in the aggregate, including any shares underlying other CohBar Securities (as defined below);

(iii)	during the three month period beginning on June 7, 2019 and ending on September 6, 2019, you shall not engage in Sales Transactions with respect to greater than 265,310 shares of the Company’s common stock in the aggregate, including any shares underlying other CohBar Securities; and

(iv)	during the six month period beginning on September 7, 2019 and ending on March 6, 2020, you shall be free to execute Sales Transactions with respect any CohBar Securities you hold, subject to compliance with applicable law.

(b) For purposes hereof:

(i)	“CohBar Securities” means shares of the Company’s common stock or securities exercisable for or convertible into the Company’s common stock, whether such shares of common stock or other securities are currently owned by you or are hereafter acquired; and

(ii)	a “Sale Transaction” means any pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant any option, right or warrant to purchase, or any other transfer or disposition, directly or indirectly, of any CohBar Securities, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the CohBar Securities, regardless of whether the date for settlement of any such arrangement. For the avoidance of doubt, any sale of Option Shares executed in connection with the cashless exercise of Vested Options as contemplated by paragraph 2 hereunder constitutes a “Sale Transaction.”

(c) The foregoing restrictions shall not apply with respect to tenders of CohBar Securities made in response to a bona fide third party take-over bid made to all holders of such CohBar Securities or any similar acquisition transaction, provided that, in the event that the take-over bid or acquisition is not completed, all CohBar Securities will remain subject to the restrictions contained herein. Except for restrictions on Sale Transactions in connection with the cashless exercise of Vested Options, the foregoing restrictions are not intended and shall not be construed to prohibit the exercise of Vested Options. You agree and consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of your CohBar Securities except in compliance with the foregoing restrictions.

5. Voluntary Agreement. You are encouraged to discuss this Letter Agreement with your personal legal, financial and tax advisor(s). You acknowledge that you have had an opportunity to do so, have read the entire Agreement and are responsible for evaluating and complying with all legal, financial and tax ramifications associated with entrance into this Letter Agreement, any future exercise of Vested Options (or failure to exercise Vested Options), and any future sale of Option Shares.

6. Governing Law. This Letter Agreement shall be governed in accordance with the laws of the State of Delaware, without regard to its conflict of law principles.

[Signature Page Follows]

1455 Adams Drive	Menlo Park, CA 94025

In consideration of the foregoing, please sign and return one copy of this letter to the undersigned to indicate your acknowledgment and agreement.

Sincerely,

CohBar, Inc.

/s/ Philippe Calais
By: Philippe Calais
Interim Chief Executive Officer

Acknowledged and Agreed:

/s/ Simon Allen
Simon Allen

Dated: January 10, 2019

1455 Adams Drive	Menlo Park, CA 94025

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